Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-236154

WESTERN ASSET MORTGAGE OPPORTUNITY FUND INC. (THE “FUND”)

SUPPLEMENT DATED JANUARY 6, 2021

TO THE FUND’S PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION (“SAI”)

DATED APRIL 2, 2020

Effective January 12, 2021, the following changes are made to the Fund’s Prospectus and SAI:

1a.	The second paragraph in the section titled “Management of the Fund – Investment Management Team” in the Fund’s Prospectus is deleted in its entirety and replaced with the following:

Name, Address and Title	Principal Occupation(s) During Past 5 Years
S. Kenneth Leech Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; Chief Investment Officer of Western Asset from 1998 to 2008 and since 2014; Senior Advisor/Chief Investment Officer Emeritus of Western Asset from 2008-2013; Co-Chief Investment Officer of Western Asset from 2013-2014.
Greg E. Handler Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; research analyst/portfolio manager at Western Asset since 2002.

1b.	In the section of the Fund’s SAI titled “Portfolio Managers,” the information relating to Harris A. Trifon is deleted in its entirety.

1c.	In the section of the Fund’s SAI titled “Portfolio Manager Securities Ownership,” the information relating to Harris A. Trifon is deleted in its entirety.

Please retain this supplement for future reference.

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